UNITED STATES

SECURITIES EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report: July 19, 2010

ARTVENTIVE MEDICAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-144226	26-0148468
State or other jurisdiction of incorporation	Commission File Number	IRS Identification No.

1797 Playa Vista
San Marcos, CA 92078

(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code:  (760) 471-7700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 19, 2010, H. James Graham was appointed as Chief Financial Officer.  Mr. Graham also serves as the President and the Chairman of the Board of Directors.  Following is a brief description of Mr. Graham’s business experience for the past five years.

H. James Graham has acted as President and Chairman of the Board of the Company since 2010.  He also served as president and CEO of a number of successful corporations including start-up companies.  From 2006 to 2010, Mr. Graham developed global business plans and marketing strategies in addition to drafting and negotiating international management and distribution agreementsfor Capital Strategies Group, of Vancouver, BC.  In 2000, Mr. Graham co-founded CyberBroadcastOne Inc., an interactive broadcast company based on the foundation of education, entertainment and commerce.  Mr. Graham served as the President and CEO through 2006.  From 1993 to 2007, he served as a member of the Board of Directors of Kodiak Oil and Gas, an emerging oil and gas company with its head office in Denver, Colorado and operations throughout America.  The Company’s shares were traded on the Venture Stock Exchange (TSX) until 2007 and are now listed on the American Stock Exchange (AMX) under the symbol KOG.  In 1998, Mr. Graham co-founded Pyrotech International Ltd., Singapore, a corporation committed to the development of a revolutionary fire fighting gel recognized globally under the brand name Barricade.  Mr. Graham served as CEO from 1998 to 2000.

Previously, Mr. Graham co-founded and was the President of Tri-Pacific Resources Corporation, Hong Kong, a technology based corporation specializing in onboard power supply and energy management systems.  He also served as President of Hunter Douglas Canada, Inc., the world’s largest vertically integrated supplier of aluminum and home fashions products to the international market.  Hunter Douglas acquired the HJ Graham Company Ltd. in 1989 which was previously founded and headed by Mr. Graham until the acquisition.  Mr. Graham also served on the Board of Directors of Bradbury International, Ltd., a diversified Canadian financial investment corporation, trading on the Vancouver Stock, Exchange.

There are no family relationships between Mr. Graham and any member of the Board of Directors or any other officer of the Company.  There have been no transactions since the beginning of the Company’s last fiscal year, or any proposed transaction, in which the Company was or is to be party and in which Mr. Graham had or will have a direct or indirect material interest.

SIGNATURES

ARTVENTIVE MEDICAL GROUP, INC.

Leon Rudakov

Leon Rudakov, CEO